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EXHIBIT 23(A)


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-77523 of Sierra Pacific Resources on Form S-3, Registration Statement No. 333-92651 of Sierra Pacific Resources on Form S-8, and Registration Statement No. 333-72160 of Sierra Pacific Resources on Form S-3/A of our report dated February 28, 2003, which includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, appearing in this Annual Report on Form 10-K of Sierra Pacific Resources for the year ended December 31, 2002.

Deloitte & Touche LLP

Reno, Nevada
March 26, 2002